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BRITESMILE, INC.                                            NEWS RELEASE
Airport Business Center
200 Diplomat Drive, Suite 204
Lester, PA 19113

FOR IMMEDIATE RELEASE
---------------------

Contact:  Investors:                              Media:
          Michael F. Bonner                       Heather Reeves/Tracy Williams
          Chief Financial Officer                 Sard Verbinnen & Co.
          610-362-1111                            212-687-8080

               BRITESMILE, INC. SECURES $15 MILLION IN FINANCING

  Company Continues Successful Roll-Out of BriteSmile Teeth Whitening Centers
        _______________________________________________________________

     Lester, PA - June 7, 1999 -- BriteSmile, Inc. (AMEX: BWT) today announced that it would obtain at least $15 million in financing from private investors and virtually every member of BriteSmile senior management. The financing involves the issuance of BriteSmile common stock and will be concluded in two phases. The first closing, occurring Friday, June 4, 1999, totals $12,380,000, including private investors and $3,780,000 from BriteSmile's management. The second closing, which will total no less than $2,620,000, will include additional private investors and LCO Investments Limited, the Company's largest shareholder.

     The funds will be used to further the expansion of BriteSmile's retail platform. The Company continues to open BriteSmile Teeth Whitening Centers and Associated Centers in strategic locations across the U.S. as well as in various international markets, including Japan. In addition, the Company recently signed an agreement with Orthodontic Centers of America to offer the BriteSmile System in selected OCA locations.

     The purchase price of the Company's restricted common stock sold in the offering is $10.95 per share, which represents a 5% discount to BriteSmile's recent 10 day average closing price. CAP Advisers Limited will provide financing for the management portion of the purchase. Three non-employee BriteSmile directors participating in the first closing of the financing will purchase the stock without a discount to the recent 10 day average closing price, or at $11.525 per share. The Company expects to complete the second phase of financing within the next several days. At an aggregate of $15 million for both closings, BriteSmile would issue approximately 1,370,000 common shares, or 7.4% of its outstanding stock after giving effect to the new issuances.

     "This substantial capital investment in BriteSmile illustrates the tremendous confidence that both outside investors and the Company's management team have in our strategic business plan," said John Reed, Chief Executive Officer of BriteSmile. "BriteSmile continues to build on its successful launch of BriteSmile Teeth Whitening Centers by forging new partnerships with organizations such as OCA and Mejiro, expanding into new domestic and international markets, and providing customers with a cutting-edge teeth whitening process that is faster and more effective than other available procedures."

About BriteSmile
----------------

BriteSmile, Inc. develops and manufactures the most advanced teeth-whitening technology in the United States, as well as manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile Centers are currently operating in Beverly Hills, Irvine, Pasadena and Walnut Creek, CA, with Associated Centers located within existing dentist offices in Denver, CO; Louisville, KY; Houston, TX; and Toronto, ONT. For more information about BriteSmile's procedure, call 1-877-BRITESMILE or visit the Website at www.britesmile.com.


This release, other than historical information, consists of forward-looking statements that involve risks and uncertainties such as the development and introduction of new products, acceptance of those new products in the marketplace and development of new strategic and marketing relationships in the United States and internationally. Readers are referred to the documents filed by BriteSmile with the Securities and Exchange Commission, specifically the Company's current and past reports on forms 10-QSB and 10-KSB, that identify important risk factors which could cause actual results to differ materially from those contained in the forward-looking statements. BriteSmile, its subsidiaries and affiliates disclaim any intent or obligation to update these forward-looking statements.